Exhibit 99.2

Schwind To Succeed Pung as President of Isabella Bank

Mt. Pleasant, Michigan, November 2, 2015 -Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX: ISBA), announced today the appointment of Jerome E. Schwind to President and Chief Operations Officer of Isabella Bank effective December 31, 2015, following the retirement of Steven D. Pung which is effective December 30, 2015.
“Over the past 16 years, Jerome has led many strategic initiatives at the Bank. He is a proven leader and embraces our core values and community bank heritage. His vast experience in strategic planning will continue to be a tremendous asset to our Bank,” commented Chief Executive Officer Jae Evans.
Schwind has been a member of the Isabella Bank family since 1999. He has served in various roles at the Bank including Executive Vice President and Chief Operations Officer, Chief Integration Officer, and Mecosta Division President. Schwind received his undergraduate degree from Ferris State University and his MBA from Lake Superior State University. He is also a graduate of the Dale Carnegie Executive Development program, the Graduate School of Banking at the University of Wisconsin-Madison, and the Rollie Denison Leadership Institute.
In addition to his professional accomplishments, Jerome is also a strong community advocate. He currently serves as the treasurer for the Middle Michigan Development Corporation and is a member of the Finance Advisory Board for the Ferris State University College of Business. Schwind is past chair of the Mecosta County Development Corporation and past vice-chair of the Mecosta County Medical Center. He is also a former member of the Friends of Ferris Board. Jerome and his wife, Deb, live in Mt. Pleasant.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.